Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator of the Sport Chalet, Inc. Employee Retirement Savings Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-107683) on Form S-8 of Sport Chalet, Inc. Employee Retirement Savings Plan of our report dated June 26, 2009, with respect to the statements of net assets available for benefits of Sport Chalet, Inc. Employee Retirement Savings Plan as of December 31, 2008 and 2007, the related statement of changes in net assets available for benefits for the year  ended December 31, 2008, and the related supplemental schedules as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of Sport Chalet, Inc. Employee Retirement Savings Plan.

/s/ Moss Adams LLP

Los Angeles, California
June 26, 2009

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